Exhibit 5

April 8, 2004

The Prudential Insurance Company of America
Prudential Plaza
Newark, New Jersey 07102

Gentlemen:

In my capacity as Vice President and Senior Corporate Counsel, Variable Products, Law Department of The Prudential Insurance Company of America, I have reviewed the establishment of The Prudential Variable Contract Real Property Account (the “Account”) on November 25, 1986 by the Finance Committee of the Board of Directors of The Prudential Insurance Company of America (“Prudential”) as a separate account for assets applicable to certain variable life insurance contracts and variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-1, as amended, filed by Prudential with the Securities and Exchange Commission (Registration No. 33-20083-01) under the Securities Act of 1933 for the registration of the Account.

I am of the following opinion:

         (1)      Prudential was duly organized under the laws of New Jersey and is a validly existing corporation.

         (2)      The Account has been duly  created and is validly  existing as a separate  account  pursuant to the  aforesaid provisions of New Jersey law.

         (3)      The  portion of the assets  held in the Account  equal to the  reserves  and other  liabilities  for  variable benefits under the variable life insurance  contracts and variable  annuity  contracts is not chargeable  with liabilities arising out of any other business Prudential may conduct.

         (4)      The variable life  insurance  contracts and variable  annuity  contracts are legal and binding  obligations of
                  Prudential in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

 /s/
Clifford E. Kirsch